Exhibit 23.4

Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive

Park Ridge 1

Pittsburgh, PA 15275-1011

Tel: 412-787-5403

Fax: 412-787-2906

CONSENT OF DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY

CORPORATION

As independent petroleum engineers, we hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coalbed methane) of CONSOL Energy Inc. as of December 31, 2008, 2007, 2006, 2005, and 2004 and as of March 31, 2005, and (b) the references to us as experts, in each case, in (x) CONSOL Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and (y) all of CONSOL Energy Inc.’s current and future registration statements filed with the U.S. Securities and Exchange Commission (including all pre-effective and post-effective amendments thereto), including without limitation Registration Statements on Form S-8 (file no. 333-126057, file no. 333-126056, file no. 333-113973 and file no. 333-87545), Form S-3 (file no. 333-151292) and Form S-4, that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Data & Consulting Services Division of Schlumberger Technology Corporation nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

DATA & CONSULTING SERVICES

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II, PG
Charles M. Boyer II, PG
Operations Manager

Date: February 5, 2009